SUB ITEM 77D


Effective October 1, 2007, the Trustees of the Trust approved a level-distribution plan of the Trust (the Plan) pursuant to which the Trust would make distributions at an annual fixed distribution rate of a minimum 7.25% of the Trusts average monthly net asset value. The Trustees of the Trust determined that the adoption and implementation of the Plan are consistent with the Trusts investment objective and policies contained in Amendment No. 12 to the Registration Statement of the Trust (File No. 811-5078), as filed with the Securities and Exchange Commission via EDGAR on March 30, 1998, on Form N-2 under the Investment Company Act of 1940. Such document is incorporated herein by reference.

Effective November 1, 2007, the Shareholders of the Trust authorized the Trust to incur indebtedness up to 33-1/3% of its gross assets, as described in
Schedule 14A Information Proxy Statement of the Trust (File No. 811-5078), as filed with the Securities Exchange Commission via Edgar on September 14, 2007 pursuant to Section 14(A) of the Securities Exchange Act of 1934.
Such description is incorporated herein by reference.